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                                                                    EXHIBIT 24.2



                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Tristar Corporation:

We consent to incorporation by reference in the registration statement (No. 33-45396) on Form S-8 of Ross Cosmetics Distribution Centers, Inc. of our report dated November 6, 1995, relating to the consolidated balance sheet of Tristar Corporation and subsidiaries as of August 31, 1995 and the related consolidated statement of operations, shareholders' equity, and cash flows for the year then ended, and the related schedule, which report appears in the August 31, 1995, Annual Report on Form 10-K of Tristar Corporation.

Our report refers to a change to the LIFO method of valuing inventory.





                                                           KPMG PEAT MARWICK LLP



San Antonio, Texas
December 5, 1995